Exhibit 10.3

NINTH AMENDMENT TO THE
CO-BRANDED CREDIT CARD PROGRAM AGREEMENT

This Ninth Amendment ("Amendment") is between Citibank, N.A. ("Bank") and Costco Wholesale Corporation ("Costco"), is effective as of August 13, 2022, and amends that certain Co-Branded Credit Card Program Agreement, by and between Bank and Costco, dated February 27, 2015 (the "Agreement").

Pursuant to Section 16.10 of the Agreement, the Bank and Costco agree as follows:

1. Defined Terms. All capitalized terms used but not defined in this Amendment will have the meanings ascribed to such terms in the Agreement.
2. Amendments.

a.Schedule 4.06(a). Schedule 4.06(a) is deleted in its entirety and replaced with the attached Schedule 4.06(a).
b.Schedule 7.05(a). The bullet for “Purchases and transactions at Costco (gas only)” is amended to read, “Purchases and transactions at Costco (gas and electric vehicle charging only)”. The bullet under “Purchases transactions outside Costco by type” is amended to add a bullet that says, “Electric vehicle charging”.
3. Full Force and Effect. The Agreement, as modified hereby, will remain in full force and effect and this Amendment will not be deemed to be an amendment or a waiver of any other provision of the Agreement except as expressly stated herein. All such other provisions of the Agreement will also be deemed to apply to this Amendment.
4. No Modification or Waiver; Incorporation. No modification, amendment or waiver of this Amendment will be effective or binding unless made in writing and signed by the Parties. The Parties agree that, except for those modifications expressly set forth in this Amendment, all terms and provisions of the Agreement will remain unchanged and in full force and effect. This Amendment and the Agreement will hereafter be read and construed together as a single document, and all references to the Agreement will hereafter refer to the Agreement as amended by this Amendment.
5. Counterparts. This Amendment may be executed in counterparts and if so executed will be enforceable and effective upon the exchange of executed counterparts, including by facsimile or electronic transmissions of executed counterparts.

[Signature page follows]

Duly authorized representatives of the Parties have executed this Amendment.

	COSTCO WHOLESALE CORPORATION		CITIBANK, N.A.

By:	/s/ Sandy Torrey	By:	/s/ Matthew Brem
Name:	Sandy Torrey	Name:	Matthew Brem
Title:	SVP, Corporate Marketing	Title:	Vice President, Citibank N.A.

Schedule 4.06(a)
Loyalty Program and Rewards

Consumer Card Loyalty Program (Cash Rebate portion only)
Co-Branded Cardholders will earn an annual reward based on the eligible purchases on their Co-Branded Card from Costco and Citi during an annual reward period. An annual reward period is 12 billing periods, starting with the one that begins in February. Eligible purchases are purchases for goods and services minus returns and other credits. Eligible purchases do NOT include fees or interest charges, balance transfers, cash advances, purchases of traveler’s checks, purchases or reloading of prepaid cards, or purchases of any cash equivalents. Additional terms and restrictions apply. Co-Branded Cardholders will earn an annual reward of: 4% on the first $7,000 of purchases each annual reward period (1% thereafter) of gasoline and electric vehicle charging transactions at Costco, gas stations and electric vehicle charging locations in the U.S. (excluding superstores, supermarkets, convenience stores, and warehouse clubs other than Costco); 3% at restaurants located in the U.S.; 3% for eligible travel purchases (eligible travel purchases are: airfare for a scheduled flight on a passenger carrier, hotel stays (excluding timeshares, banquets and events), car rentals from select major car rental companies listed at https://www.cardbenefits.citi.com/, and other purchases from Costco Travel, cruise lines, travel agencies and tour operators); 2% on eligible purchases at Costco Locations (unless a higher reward applies, such as at Costco gas, Costco electric vehicle charging, or Costco travel); and 1% on all other eligible purchases. Bank is obligated to fund the annual rewards up to the Loyalty Funding Cap.
Merchants are assigned codes based on what they primarily sell. A purchase will not earn a higher percentage reward if the merchant’s code is not eligible. Purchases made through a third-party payment account or on an online marketplace (with multiple retailers) will not earn a higher percentage reward. A purchase may not earn a higher percentage reward if the merchant submits the purchase using a mobile or wireless card reader or if the Co-Branded Cardholder uses a mobile or digital wallet.
Reward is distributed and valid at any U.S. Costco warehouse, including Puerto Rico, for merchandise or cash. Requests for cash may be fulfilled in the form of a check at the Costco warehouse’s discretion. Coupon must be redeemed in person prior to its expiration date of December 31st in the year in which it is issued. Additional terms and conditions apply. See Co-Branded Cardholder Agreement for full terms and conditions.
Small Business Loyalty Program (Cash Rebate portion only)
Co-Branded Cardholders will earn an annual reward based on eligible purchases on their small business Co-Branded Cards from Costco during an annual reward period. An annual reward period is 12 billing periods, starting with the one that begins in February. Eligible purchases are purchases for goods and services minus returns and other credits. Eligible purchases do NOT include fees or interest charges, balances transfers, cash advances, purchases of traveler’s checks, purchases or reloading of prepaid cards, or purchases of any cash equivalents. Additional terms and restrictions apply. Co-Branded Cardholders will earn an annual reward of: 4% on the first $7,000 of purchases each annual reward period (1% thereafter) of gasoline and electric vehicle charging transactions at Costco, gas stations and electric vehicle charging locations in the U.S. (excluding superstores, supermarkets, convenience stores, and warehouse clubs other than Costco); 3% at restaurants located in the U.S.; 3% for eligible travel purchases (eligible travel purchases are: airfare for a scheduled flight on a passenger carrier, hotel stays (excluding timeshares, banquets and events), car rentals from select major car rental companies listed at https://www.cardbenefits.citi.com/, and other purchases from Costco Travel, cruise lines, travel agencies and tour operators); 2% on eligible purchases at Costco Locations (unless a higher reward applies, such as at Costco gas, Costco electric vehicle charging, or Costco travel); and 1% on all other eligible purchases. Bank is obligated to fund the annual rewards up to the Loyalty Funding Cap.

Merchants are assigned codes based on what they primarily sell. A purchase will not earn a higher percentage reward if the merchant’s code is not eligible. Purchases made through a third-party payment account or on an online marketplace (with multiple retailers) will not earn a higher percentage reward. A purchase may not earn a higher percentage reward if the merchant submits the purchase using a mobile or wireless card reader or if the Co-Branded Cardholder uses a mobile or digital wallet.
Reward is distributed and valid at any U.S. Costco warehouse, including Puerto Rico, for merchandise or cash. Requests for cash may be fulfilled in the form of a check at the Costco warehouse’s discretion. Coupon must be redeemed in person on or prior to its expiration date of December 31st in the year in which it is issued. Additional terms and conditions apply. See Co-Branded Cardholder Agreement for full terms and conditions.